EXHIBIT 99.1

Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(800) 878-0549	(203) 622-3520

UST REPORTS FIRST QUARTER 2005 RESULTS

GREENWICH, Conn., April 26, 2005 – UST Inc. (NYSE: UST) today announced that for the quarter ended March 31, 2005, net sales increased 1.7 percent to $440.5 million and net earnings of $121.8 million and diluted earnings per share of $.73 were comparable to the corresponding 2004 period.

“Consolidated results for the quarter came in slightly lower than our original projection. Weaker than expected results for our smokeless tobacco business were partially offset by continued strong performance in our wine business, a favorable level of corporate spending and the reversal of income tax accruals,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “Of concern is that our moist smokeless tobacco premium net unit volume trends from mid-March to date are not where we expected them to be. In an effort to improve the trend, we will be making additional investment in promotional activities. This additional investment, together with a revised unit volume forecast based on current trends, causes us to lower our diluted earnings per share guidance for the year by 10 cents to the range of $3.20 to $3.30.”

The net sales comparison for the first quarter included higher case sales for the Wine segment, as well as higher selling prices for premium moist smokeless tobacco products, partially offset by lower net can sales. The decline in moist smokeless tobacco net can sales was primarily attributable to wholesale and retail customers increasing inventories in the fourth quarter of 2004, in advance of the January 1, 2005 price increase for premium products.

The overall gross margin percentage declined 1.3 basis points. The Smokeless Tobacco segment was negatively impacted by product mix and higher product costs, including a charge for the tobacco quota buyout legislation passed by Congress late last year. Increased wine case sales, at lower gross margins than smokeless tobacco, contributed to approximately half of the decline.

Selling, advertising and administrative expenses increased 6.5 percent, primarily as a result of higher administrative, compensation and legal and related costs for the Smokeless Tobacco segment, as well as increased sales and marketing spending in the Wine segment.

Interest expense declined 15.5 percent versus the previous period due to the repayment of $300 million of senior notes in March.

The income tax rate declined to 35.2 percent during the quarter, primarily as a result of a reversal of $4.7 million of federal and state income tax accruals, net of federal benefit, as well as the American Jobs Creation Act of 2004 which provides a new deduction for qualifying domestic production activities. The income tax rate in the 2004 period was favorably impacted by a reversal of state tax accruals of $3.1 million, net of federal benefit.

During the quarter, the company repurchased 1 million shares at a cost of $50 million. The significantly increased stock price over the prior 2004 period had a negative impact of approximately $.01 on diluted earnings per share.

Smokeless Tobacco
Smokeless Tobacco segment first quarter 2005 revenue remained stable at $378.7 million on a 2.0 percent decline in moist smokeless tobacco net can sales to 150.6 million. Premium net can sales declined 5.3 percent to 130.1 million, while price value net can sales increased 25.5 percent to 20.5 million. The company estimates that approximately 3.7 million cans were shifted from the first quarter 2005 to the fourth quarter 2004 as wholesale and retail customers increased inventories in advance of the January 1, 2005 price increase for premium products.

Lower premium can sales and a shift in product mix from premium to price value, resulted in lower gross margin. This, combined with increased administrative, compensation and legal and related costs, led to a decrease in operating profit for the segment of 5.1 percent to $200.2 million.

USSTC Retail Activity Data Share & Volume Tracking System (RAD-SVT), measuring shipments to retail for the 26-week period ended March 19, 2005, on a can-volume basis, indicates total category shipments increased 6.2 percent and USSTC’s shipments increased 1.6 percent versus the year-ago period. The premium segment declined 1.2 percent, with USSTC’s premium shipments down 0.6 percent. The value segments, including price value and sub-price value increased 24.4 percent, with USSTC’s price value shipments up 19.2 percent during the same period. USSTC’s total share declined 3.1 percentage points to 67.8 percent. However, the 4-week period ended March 19, 2005, indicates a possible change in trend with growth in total category shipments slowing to 4.7 percent, the premium segment declining 4.4 percent and USSTC’s premium shipments declining 3.3 percent.

RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

“While we remain committed to investing in our category growth initiatives designed to attract adult cigarette smokers to moist smokeless tobacco, we will be making increased investment in promotional spending above our original forecast,” said Murray S. Kessler, president of USSTC. “These increased promotional activities, combined with new product launches and continued strong category growth should improve premium volume trends as the year progresses.”

Wine
Wine segment first quarter 2005 revenue increased 13.8 percent to $51.6 million on a similar percentage increase in case sales versus the corresponding 2004 period. Expanded distribution, particularly of new brands introduced within the last year and continued
favorable ratings and critical acclaim led to the increase. Operating profit increased 9.7 percent to $7.1 million.

Outlook
The company will be accelerating promotional spending aimed at improving recent negative trends in premium moist smokeless tobacco can sales. As a result of this additional spending and a revised unit volume forecast based on current trends, diluted earnings per share for the year are anticipated to be in the range of $3.20 to $3.30. The incremental spending and the time required for these initiatives to take effect are expected to cause diluted earnings per share for the second quarter to be in the range of $.78 to $.82. The second quarter of 2004 included a reversal of $15.8 million ($.10 per diluted share) of tax accruals, partially offset by a loss of $6.0 million ($.03 per diluted share) from discontinued operations. The second half of the year is expected to be stronger than 2004.

A conference call is scheduled for 11 a.m. Eastern time today to discuss the quarterly results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling 1-888-286-8010 or 617-801-6888, code #74595015 or by visiting the website.

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, Conn Creek and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.

All statements, other than statements of historical facts, which address activities, or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.

Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s Annual Report on Form 10-K and in the company’s Form 8-K, and 10-Qs filed thereafter) and conditions in the capital markets. Forward-looking statements made by the company are based on the knowledge of its business and the environment in which it operates as of the date on which the statements were made. Because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements. The company undertakes no duty to update.

(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)

# # #

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	First Quarter
	2005	2004	% Change
Net sales	$440,527	$433,317	+	1.7
Costs and expenses
Cost of products sold	100,404	93,254	+	7.7
Selling, advertising and administrative	135,807	127,554	+	6.5

Total costs and expenses	236,211	220,808	+	7.0

Operating income	204,316	212,509	-	3.9
Interest, net	16,391	19,409	-	15.5

Earnings from continuing operations before income taxes	187,925	193,100	-	2.7
Income taxes	66,093	70,528	-	6.3

Earnings from continuing operations	121,832	122,572	-	0.6
Loss from discontinued operations (including income tax effect)	—	(883)		—

Net earnings	$121,832	$121,689	+	0.1

Net earnings per share:
Basic	$.74	$.74		—
Diluted	$.73	$.73		—
Dividends per share	$.55	$.52	+	5.8
Average number of shares:
Basic	164,766	165,393
Diluted	167,022	166,770

NOTE: Loss from discontinued operations in 2004 had no effect on earnings per share.

UST
CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in thousands, except per share data)

	March 31,	December 31,
	2005	2004
Assets
Current assets
Cash and cash equivalents	$193,079	$450,202
Short-term investments	—	60,000
Accounts receivable	42,305	41,462
Inventories:
Leaf Tobacco	211,817	205,646
Products in process	198,787	208,935
Finished goods	133,808	134,662
Other materials and supplies	22,147	17,917

Total inventories	566,559	567,160
Deferred income taxes	29,212	29,597
Prepaid expenses and other current assets	26,839	24,712

Total current assets	857,994	1,173,133
Property, plant and equipment, net	424,345	421,848
Other assets	60,019	64,502

Total assets	$1,342,358	$1,659,483

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long term debt	$—	$300,000
Accounts payable and accrued expenses	142,578	226,281
Income taxes payable	88,703	66,003
Litigation liability	24,532	26,589

Total current liabilities	255,813	618,873
Long-term debt	840,000	840,000
Postretirement benefits other than pensions	83,619	81,874
Pensions	97,029	95,052
Deferred income taxes	6,272	9,645
Other liabilities	3,867	4,474

Total liabilities	1,286,600	1,649,918
Stockholders’ equity
Capital stock	106,607	105,777
Additional paid-in capital	949,314	885,049
Retained earnings	523,629	492,800
Accumulated other comprehensive loss	(19,642)	(19,911)

	1,559,908	1,463,715
Less treasury stock – 47,903,911 shares in 2005 and 46,948,011 shares in 2004	1,504,150	1,454,150
Total stockholders’ equity	55,758	9,565

Total liabilities and stockholders’ equity	$1,342,358	$1,659,483

NOTE: Certain prior year amounts have been reclassified to conform to the 2005 presentation.

UST
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004
OPERATING ACTIVITIES
Net earnings	$121,832	$121,689
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	11,026	10,471
Stock-based compensation expense	1,919	119
Deferred income taxes	(3,133)	15,784
Changes in operating assets and liabilities:
Accounts receivable	(843)	(21,381)
Inventories	601	(8,361)
Prepaid expenses and other assets	2,018	1,948
Accounts payable, accrued expenses, pensions and other liabilities	(80,174)	(44,155)
Tax benefits from the exercise of stock options	12,046	4,007
Income taxes	22,700	43,058
Litigation liability	(2,057)	(200,000)

Net cash provided by (used in) operating activities	85,935	(76,821)

INVESTING ACTIVITIES
Short-term investments, net	60,000	(45,000)
Purchases of property, plant and equipment	(13,564)	(5,859)
Dispositions of property, plant and equipment	379	777

Net cash provided by (used in) operating activities	46,815	(50,082)

FINANCING ACTIVITIES
Repayment of debt	(300,000)	—
Proceeds from the issuance of stock	51,130	30,212
Dividends paid	(91,003)	(86,199)
Stock repurchased	(50,000)	(37,465)

Net cash used in financing activities	(389,873)	(93,452)

Decrease in cash and cash equivalents	(257,123)	(220,355)
Cash and cash equivalents at beginning of year	450,202	433,040

Cash and cash equivalents at end of year	$193,079	$212,685

NOTE: Certain prior year amounts have been reclassified to conform to the 2005 presentation.

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	First Quarter
Consolidated Results	2005	2004	%
Net Sales (mil)	$440.5	$433.3	1.7%
Operating Income (mil)	$204.3	$212.5	-3.9%
Net Earnings (mil)	$121.8	$121.7	0.1%
Diluted EPS	$.73	$.73	—
Smokeless Tobacco
Net Sales (mil)	$378.7	$379.2	-0.1%
Operating Profit (mil)	$200.2	$211.0	-5.1%
MST Net Can Sales
Premium (mil)	130.1	137.4	-5.3%
Price Value (mil)	20.5	16.3	25.5%

Total (mil)	150.6	153.7	-2.0%
Wine
Net Sales (mil)	$51.6	$45.3	13.8%
Operating Profit (mil)	$7.1	$6.5	9.7%
Premium Case Sales (thou)	889	781	13.8%

	Volume %		Point
	Chg. vs.		Chg. vs.
RAD-SVT 26 wks ended 3/19/05(1)	YAGO	Share	YAGO
Total Category	6.2%
Total Premium Segment	-1.2%	65.8%	-5.0 pts
Total Value Segments	24.4%	34.0%	5.0 pts
USSTC Share of Total Category	1.6%	67.8%	-3.1 pts
USSTC Share of Premium Segment	-0.6%	89.8%	0.6 pts
USSTC Share of Value Segments	19.2%	25.8%	-1.1 pts

(1) RAD-SVT – Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.